Exhibit 10.1

PHH CORPORATION CONSULTING AGREEMENT

THIS AGREEMENT (the “Agreement”) is made effective as of the 28th day of June 2017 (the “Effective Date”), except as otherwise provide herein, among PHH Corporation and its subsidiaries, affiliates and related entities (the “Company”) and MEGALLEN ADVISORS, LLC, (the “Consultant”).

INTRODUCTION

The Consultant’s employment as Chief Executive Officer of the Company will terminate effective June 28, 2017. The Company recognizes that due in part to the Consultant’s long tenure with the Company, the Consultant has unique knowledge, experience and skills, and the Company has a unique need to engage the Consultant for an interim period to assist in a smooth transition of his duties and knowledge to other officers. Accordingly, the parties desire to enter into an agreement pursuant to which the Consultant will provide services to the Company from and after the Effective Date for a period of nine (9) months, which period may be extended for an additional three (3) months to a total of twelve (12) months as outlined below, upon the terms set forth below.

NOW, THEREFORE, the parties agree as follows:

1.                                      Terms and Conditions of Engagement.

(a)                                        Engagement. The Consultant shall perform such business consulting and business advisory services to the Company as the Company may require from time to time, including, but not limited to, supporting the Chief Executive Officer as requested to prepare for meetings with the Company’s board of directors, clients, shareholders, and employees; review materials for earnings calls; supporting strategic planning efforts; participating in internal Company meetings to ensure effective transition of IT oversight activities and oversight of on-going regulatory matters; and participating in meetings held by the Company’s board of directors or any committee thereof as requested by the Chairman. Notwithstanding the foregoing, the Company and the Consultant agree herein that the Consultant shall not work more than six hours per week or sixteen hours per month under this Agreement.

The Consultant shall report to the Chairman of the Board of Directors and the Chief Executive Officer of the Company or to such person(s) as the Chief Executive Officer shall designate.

(b)                                        Consultant Relationship. The Consultant is an independent contractor to the Company, and the Consultant shall not be an employee of the Company. The Consultant is not an agent of the Company and shall have no right to bind the Company. The Company will report all payments to be made on Form 1099 as payments to the Consultant for independent contractor services. The Consultant shall not be entitled to participate in any employee benefits or incentive compensation plans or programs of the Company as a result of this Agreement. This is a services contract for the services of the Consultant. The Consultant cannot subcontract the Consultant’s duties or cause any other person or entity to perform the Consultant’s services. The Consultant shall devote sufficient business time and efforts to the performance of services for the Company to complete the services within the time frame of a limit of 16 hours per month or 6 hours per week. The Consultant shall use the Consultant’s best efforts in such endeavors. The Consultant shall also perform the Consultant’s services with a level of care, skill, and diligence that a prudent professional acting in a like capacity and familiar with such matters would use.

2.                                      Compensation.

(a)                                        Fees. The Company shall pay the Consultant $75,000 in cash for the Consultant’s services hereunder through March 30, 2018 (“Term”). Payment of such $75,000 shall be made in monthly installments, over the course of the Term, or an extension thereof, and shall be paid by the 15th of each month, commencing with July 15, 2017. If this Agreement is terminated prior to the expiration of the Term, Company shall pay the Consultant the earned pro rata portion of the monthly amount that is due through the effective termination date, payable within thirty (30) days of this Agreement’s termination. If the parties agree to a three-month extension of the Term, as described below, the Company shall pay $25,000 in cash to Consultant as consideration for the services to be performed during the extension, payable in monthly installments during the Term. Payments during the extension of the Term shall be paid by the 15th of each month. The earned pro rata portion shall be determined based on the elapsed number of days in the Term or extension period prior to the termination, divided by the total number of days in the Term or the three-month extension period.

(b)                                        Expenses. The Consultant shall be entitled to be reimbursed in accordance with the policies of the Company, as adopted and amended from time to time, and a copy of which will be provided to the Consultant, for all reasonable and necessary expenses and business travel incurred by the Consultant in connection with the performance of services hereunder; provided, however, the Consultant shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by the Company.

3.                                      Limitation of Duties

(a)                The Company understands that the services to be rendered by the Consultant may include the opinions, guidance, plans, proposals, strategies, recommendations and other forward- looking statements, and numerous factors can affect the actual results of the Company’s operations which may materially and adversely differ from the expected results of such guidance, plans, proposals, strategies and recommendations.

(b)                  The Consultant will be relying on information provided by the Company in the preparation of opinions, guidance, plans, proposals, strategies, recommendations and other forward-looking statements.

(c)                 The Consultant makes no representations or guarantees that (i) any plan, proposal, strategy or recommendation presented to the Company will be more successful than all other possible proposals, plans, strategies or recommendations that could have been conceived, or (ii) that any plan, proposal, strategy or recommendation will achieve the desired results or outcomes anticipated by Company.

(d)                The Consultant assumes no responsibility for the Company’s decision to pursue, or not pursue any plan, proposal, strategy or recommendation. The Consultant shall not be responsible for implementation of any plan, proposal, strategy or recommendations approved by the Company. The Consultant shall have no liability to the Company for any acts or omissions related to the performance or non-performance of services at the direction of the CEO or the Board and consistent with the requirements of the engagement and this Agreement.

(e)             The Company shall not furnish any information to the Consultant that its attorneys deem to be privileged information. To the extent that Consultant is not provided with any information reasonably needed to perform services requested of the Consultant under this agreement, the Consultant’s ability to perform his duties may be limited.

(f)             The Consultant shall rely, without further independent verification, on the accuracy and completeness of all publicly available information and information that is furnished by or on behalf of the Company and otherwise reviewed by Consultant in connection with the services performed for the Company. The Company acknowledges and agrees that the Consultant is not responsible for the accuracy or completeness of such information and shall not be responsible for any inaccuracies or omissions therein. The Consultant is under no obligation to update data submitted to him and the Company shall hold him harmless from any requirement to update data and or the responsibility to independently verify any inaccuracies or omissions of publicly available information or information provided to the Consultant by the Company in connection with the services performed by the Consultant.

4.                                      Termination.

(a)                                        Termination.  This Agreement and the engagement of the Consultant by the Company hereunder shall automatically terminate effective on the close of business on March 30, 2018, without the requirement of any further action by any party. If the Consultant and the Company mutually agree to extend this Agreement, it may be extended through June 29, 2018 by mutual written agreement entered into prior to the expiration of this Agreement. During the Term of the Agreement, or extension thereof, either party shall have the right to terminate at any time for any reason or no reason at all with thirty (30) days’ prior written notice, by electronic communication or certified mail.

(b)                                        Survival.  The covenants of the Consultant in Sections 4 through 6 and shall survive the termination of this Agreement and shall not be extinguished thereby.

5.                                      Ownership and Protection of Proprietary Information.

(a)                                        Confidentiality. All Confidential Information and Trade Secrets of the Company and all physical embodiments thereof received or developed by the Consultant while engaged by the Company are confidential to and are and will remain the sole and exclusive property of the Company. Except to the extent necessary to perform the duties assigned by the Company hereunder, and except to the extent required by law, the Consultant will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof.

Without the express prior written consent of the Company, the Consultant shall not, either during the term of this Agreement or thereafter, disclose any Confidential Information or Trade Secrets, or any part thereof, to any person, firm, company, association or other third party or entity for any reason or purpose whatsoever. Notwithstanding the foregoing, the Consultant may disclose the Confidential Information or Trade Secrets (subject to the below conditions) to (a) those employees, contractors or agents of the Company that have a need to know such Confidential Information or Trade Secrets in connection with the performance of the services required pursuant to this Agreement, or (b) as requested by the Company or its legal counsel; or (c) pursuant to a court order, subpoena, or other process of law. If the Consultant must disclose any or all Confidential Information or Trade Secrets to a third party professional legal, financial, technical advisor, or other person or entity who has a need to know such Confidential Information or Trade Secrets in order for Consultant to faithfully perform the consulting services described herein, then the Consultant shall, prior to making any such disclosure to such a third party, (i) notify such third party in writing of the confidentiality and limitation on use provisions of this Agreement; and (ii) notify the Company in writing of such intended disclosure and the Company may, in its sole discretion, require such third party to execute a confidentiality and non-disclosure agreement prior to the Consultant’s disclosure of Confidential Information or Trade Secrets to such third party. If the Consultant is requested to provide Confidential Information or Trade Secrets to any court, governmental/regulatory agency, or other third party pursuant to a court order, subpoena, or other process of law, the Consultant must, to the extent permissible under applicable law, first provide the Company with prompt written notice of such request and cooperate with the Company to appropriately protect against, or limit, the scope of the requested disclosure.

Nothing in this agreement prohibits the Consultant from reporting an event that Consultant reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency, or from cooperating in an investigation conducted by such a government agency. This may include disclosure of trade secret or confidential information within the limitations permitted by the Defend Trade Secrets Act (DTSA). The Consultant is notified that under the DTSA, no individual will be held criminally or civilly liable under Federal or State trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public.

(b)                                        Data Security. The Consultant shall comply with the Company’s reasonable policies, procedures, and guidelines for privacy and information protection. (which policies, standards, procedures, and guidelines can be made available upon the Consultant’s reasonable request) and with all applicable privacy laws and regulations. The Consultant shall maintain reasonable controls over resources it provides on behalf of the Company, which controls shall protect the confidentiality, privacy, integrity and availability of the Company’s information.

(c)                                         Return of Company Property. Upon request by the Company, and in any event upon termination of this Agreement for any reason, the Consultant will promptly deliver to the Company all property belonging to the Company that was used or provided in rendering services to the Company pursuant to this Agreement, including, without limitation, all computer equipment and all Confidential Information and Trade Secrets of the Company (and all embodiments thereof) then in the Consultant’s custody, control or possession.

(d)                                        Survival. The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information and Trade Secrets disclosed by the Company or developed by the Consultant while employed or engaged by the Company prior to or after the date hereof. The covenants restricting the use of Confidential Information will continue to apply after the date of termination of this Agreement for the earlier of (i) three(3) years, or (ii) the date that all elements of the Confidential Information are public knowledge and no longer proprietary to the Company. The covenants restricting the use of Trade Secrets will continue to apply following termination of this Agreement for so long as permitted by the governing law.

6.                                      Remedies and Enforceability.

The Consultant agrees that the covenants, agreements, and representations contained in Section 5 hereof are of the essence of this Agreement; that each of such covenants are reasonable and necessary to protect and preserve the interests and properties of the Company; that irreparable loss and damage will be suffered by the Company should the Consultant breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement; and that the Company shall be entitled to seek both temporary and permanent injunctions to prevent a breach by the Consultant of any of such covenants or agreements.

7.                                      Indemnification of Consultant and Limitations on Liability.

(a)                                            The Company shall indemnify the Consultant to the same extent as the most favorable indemnification it extends to its officers or directors, whether under the Company’s bylaws, its certificate of incorporation, by contract or otherwise.

(b)                                        The Company shall also maintain such Errors and Omission insurance coverage for Consultant during the term of this Agreement and any extensions thereof, and following termination of the Consultants services for a period not less than the same duration that it maintains for Directors and Officers of the Company at the time of termination of this Agreement.

(c)                                             The provisions of this section are in the nature of contractual obligations and no change in applicable law or the Company’s charter, bylaws or other organizational documents or policies shall affect the Consultant’s rights hereunder.

(d)                                 The Company shall give thirty (30) days’ prior written notice to Consultant of cancellation, non-renewal, or material change in coverage, scope, or amount of such director and officer liability policy.  Upon request from the Consultant, Company shall provide evidence of coverage pursuant to this Section.

8.                                      No Audit

The Company acknowledges and agrees that the Consultant is not being requested to perform an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body.

9.                                      Third Party Beneficiary

The Company acknowledges that all advice (written or oral) provided by Consultant to the Company in connection with this engagement is intended solely for the benefit and use of the Company (limited to its Board and management) in considering the matters to which this engagement relates. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein without the Consultant’s prior approval (which shall not be unreasonably withheld), except as required by law.

10.                               Conflicts

The Consultant is not currently aware of any relationship that would create a conflict of interest with the Company or those parties-in-interest of which the Company has made the Consultant aware. Because the Consultant may serve multiple clients, it is possible that the Consultant may render services to, or have business associations with, other entities or people which had or have or may have relationships with the Company. The Consultant will not be prevented or restricted (other than pursuant to the Restrictive Covenant Agreement dated May 22, 2016 previously entered into between Consultant and Company which remains enforceable) by virtue of providing the services under this Agreement from providing services to other entities or individuals, including entities or individuals whose interests may be in conflict with the Company’s, provided the Consultant makes appropriate arrangements to ensure that the confidentiality of information is maintained.

11.                               Notice.

All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at such addresses as shall be given in writing by the parties to one another. Notices delivered in person shall be effective on the date of delivery. Notices delivered by mail shall be effective upon the fourth calendar day subsequent to the postmark date thereof.

12.                               Miscellaneous.

(a)                                        Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of the Company’s successors and assigns. This Agreement may be assigned by the Company to any legal successor to the Company’s business or to an entity that purchases all or substantially all the assets of the Company, but not otherwise without the prior written consent of the Consultant. In the event the Company assigns this Agreement as permitted by this Agreement and the Consultant remains engaged by the assignee, the “Company” as defined herein will refer to the assignee and the Consultant will not be deemed to have terminated his engagement hereunder until the Consultant terminates his engagement with the assignee. The Consultant may not assign this Agreement.

(b)                                        Waiver. The waiver of any breach of this Agreement by any party shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.

(c)                                         Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey. The parties agree that any appropriate state or federal court located in the State of New Jersey shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

(d)                                        Entire Agreement. This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all oral agreements, and to the extent inconsistent with the terms hereof, all other written agreements.

(e)                                         Amendment. This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the parties hereto.

(f)                                          Severability. Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.

(g)                                         Captions and Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

13.                               Definitions.

(a)                                        “Confidential Information” means all non-public data and information relating to the business of the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Consultant or of which the Consultant became aware as a consequence of or through his relationship to the Company and which has value to the Company and is not generally known to its competitors. Confidential Information includes but is not limited to, documents, materials or information regarding, concerning or related to the Company’s research and development, its business relationships, corporate structure, financial information, financial dealings, fees, charges, personnel, methods, trade secrets, systems, procedures, manuals, confidential reports, clients or potential clients, business and strategic plans, proprietary information regarding its financial or other business arrangements with employees, sales representatives, and other professionals with which it works, software programs and codes, software development, access codes, and other similar materials or information, as well as all other information relating to the business of the Company which is not generally known to the public or within the mortgage industry (collectively, “Confidential Information”), to which Consultant has had or may have access, and shall not use for Consultant’s own benefit or the benefit of any third party, or disclose, such Confidential Information to any person except

(a) in the course of, and to the extent required to perform, Consultant’s duties for the Company, (b) to the extent required by applicable law, or (c) to Employee’s personal advisors, to the extent such advisors agree to be bound by this provision. This obligation is understood to be in addition to any protection the Company may be entitled to under applicable law. Confidential Information shall not include any information that is within the public domain or enters the public domain through no act of the Consultant.

(b)                                        “Trade Secrets” means information including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, or product plans that are unique to the Company, which the Company (i) derives actual economic value from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

IN WITNESS WHEREOF, the Company and the Consultant have each executed and delivered this Agreement as of the date first shown above.

PHH CORPORATION

By:	/s/Robert Crowl
Its:	Robert Crowl, PHH Corporation
Chief Executive Officer

CONSULTANT
MEGALLEN ADVISORS, LLC

By:	/s/Glen A. Messina
Glen A. Messina, its member